EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2020 FINANCIAL RESULTS

●	Third quarter net revenues of $80.6 million compared to net revenues of $126.0 million for the same period of fiscal 2019 driven by disruptions in customer demand caused by the COVID-19 pandemic which impacted all of the Company’s major markets, but most pronounced in the aerospace market with steep reductions in airframe and engine builds.
●	Third quarter net loss of $(8.1) million, or $(0.65) per diluted share, compared to net income of $3.8 million, or $0.30 per diluted share, for the same period of fiscal 2019 with significant gross margin compression due to unfavorable fixed cost absorption caused by the low volumes produced in our facilities, charges to implement cost reductions and higher reserves needed for inventory. In addition, tax expense was unfavorably impacted by income tax valuation allowances.
●	Cash increased by $13.1 million over the third quarter. Total liquidity of approximately $155 million with cash at June 30, 2020 of $65.5 million and approximately $90 million available on the credit facility.
●	Backlog of $174.6 million at June 30, 2020, a decrease of 25.8% from $235.2 million at September 30, 2019.
●	Capital investment in first nine months of fiscal 2020 of $7.1 million and forecast for capital spending in fiscal 2020 between $9.0 million and $10.0 million.
●	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, July 30, 2020 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter fiscal year 2020 ended June 30, 2020.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“The economic impact of the COVID-19 pandemic resulted in a 27% sequential drop in our pounds sold in the third quarter.  Each of our markets were impacted, with aerospace being the most pronounced due to the steep drop in both airframe and engine builds.  Gross margins in the quarter were significantly compressed due to unfavorable fixed cost absorption caused by the low volumes produced in our facilities, charges to implement costs reductions, and higher reserves needed for inventory,” said Michael Shor, President and Chief Executive Officer.  “Our team took immediate action with cost reduction strategies which included compensation reductions of executives & directors, reductions in SG&A expenses, temporary furloughs and permanent reductions in force.  We also focused on, managed and reduced inventory in the third quarter, resulting in an increase in cash of $13 million. We continue to feel that we are well positioned to weather this potentially prolonged downturn because of our ongoing efforts to reduce our breakeven point, our expected continued inventory reductions leading to cash generation and our solid liquidity position.”

3rd Quarter Results

Net Revenues.  Net revenues were $80.6 million in the third quarter of fiscal 2020, a decrease of 36.1% from $126.0 million in the same period of fiscal 2019.   Volume was 3.2 million pounds in the third quarter of fiscal 2020, a decrease of 38.1% from 5.1 million pounds in the same period of fiscal 2019.  The decrease in volume is primarily attributable to a significant slowdown in demand caused by the COVID-19 pandemic in addition to the impact caused by the grounding of the Boeing

737 MAX.  In addition, the cash preservation actions occurring with many customers resulted in very conservative order entry trends. The product average selling price was $24.41 per pound in the third quarter of fiscal 2020, an increase of 5.0% from $23.25 per pound in the same period of fiscal 2019.  The increase in average selling price per pound largely reflects a higher value product mix most notably in chemical processing and other markets as compared to the same period of last year, and improved pricing, both of which increased average selling price per pound by approximately $1.45.  These increases were partially offset by lower market prices of raw materials which decreased average selling price per pound by approximately $0.29

Cost of Sales. Cost of sales was $77.9 million, or 96.7% of net revenues, in the third quarter of fiscal 2020 compared to $107.9 million, or 85.6% of net revenues, in the same period of fiscal 2019. The decrease was primarily due to lower volumes and lower raw material prices combined with the Company’s actions taken to lower costs in response to COVID-19.   During the third quarter of fiscal 2020, the Company took safety measures to reduce the risk of spread of COVID-19, those actions included plant shutdowns during the month of April as well as voluntary and involuntary layoffs.  Forced temporary layoffs were also activated. In an additional effort to cut expenses, the Company reduced its salaried workforce as well and incurred approximately $0.4 million in severance expenses. However, despite these cost reduction measures, fixed costs did not decline in line with the current production volumes which required directly expensing a portion of these fixed costs in the amount of approximately $5.9 million.  Also, the Company recorded certain inventory reserves to cost of goods sold during the third quarter of fiscal 2020.

Gross Profit.  As a result of the above factors, gross profit was $2.6 million for the third quarter of fiscal 2020, a decrease of $15.5 million from the same period of fiscal 2019. Gross margin as a percentage of net revenue decreased to 3.3% in the third quarter of fiscal 2020 as compared to 14.4% in the same period of fiscal 2019.  This percentage decrease was primarily due to the above-mentioned $5.9 million direct charge to cost of goods sold and period costs spread over lower volumes.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $9.8 million for the third quarter of fiscal 2020, a decrease of $1.2 million from the same period of fiscal 2019.  Selling, general and administrative expense as a percentage of net revenues increased to 12.2% for the third quarter of fiscal 2020 compared to 8.7% for the same period of fiscal 2019.  Significant cost saving measures were undertaken during the quarter including such actions as: reduced executive salaries, reduced board fees, reduced travel and entertainment expenses, management incentive programs were not accrued for, temporary layoffs, as well as reduced salaried workforce, which incurred approximately $0.2 million in severance expenses.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 1.1% of net revenue, for the third quarter of fiscal 2020, compared to $0.8 million, or 0.7% of net revenue, in the same period of fiscal 2019.

Operating Income/(Loss).  As a result of the above factors, operating loss in the third quarter of fiscal 2020 was ($8.1) million compared to operating income of $6.4 million in the same period of fiscal 2019.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $1.7 million in the third quarter of fiscal 2020 compared to $0.9 million in the same period of fiscal 2019.  The increase in expense was primarily driven by lower discount rates in the September 30, 2019 valuation which resulted in higher retirement liabilities and ultimately higher expense for the third quarter of fiscal 2020.

Income Taxes. Income tax benefit was $2.1 million in the third quarter of fiscal 2020, a difference of $3.5 million from expense of $1.5 million in the third quarter of fiscal 2019, driven by a difference in income before income taxes of $15.4 million, partially offset by a valuation allowance recorded during the third quarter of fiscal 2020 of $980 that are not expected to be realized prior to expiration.

Net Income/(Loss).  As a result of the above factors, net loss in the third quarter of fiscal 2020 was ($8.1) million, compared to net income of $3.8 million in the same period of fiscal 2019.

Volumes, Competition and Pricing

Due to the widespread impact of the COVID-19 global pandemic, demand for the Company’s products has been negatively impacted across all of the Company’s major end markets.  Most significantly aerospace volumes have declined with announced reductions in commercial aerospace build schedules combined with a reduction in repair, maintenance & overhaul activity.  The commercial airline industry has been dramatically impacted along with the corresponding aerospace supply chain. Complicating the demand situation includes: 1) The elevated amount of inventory throughout the aerospace supply chain, 2) The significant number of undelivered new planes already built (primarily Boeing 737 MAX), 3) The significant number of parked planes taken out of service, and 4) The cash preservation mode occurring with many customers in the supply chain resulting in very conservative order entry trends.  All of the major Company markets, not just aerospace, have been impacted by the last item noted.  In addition, customers delaying capital expenditures in the chemical processing industry are being impacted by both economic condition uncertainty as well as low oil prices.

Last quarter, the Company estimated that overall volumes could be lower by 15-30% this quarter as compared to the second quarter of fiscal 2020.  Volume actually declined 1.2 million pounds, or 26.7%, sequentially from second to the third quarter of fiscal year 2020 to 3.2 million pounds. This represented a 1.95 million pounds, or 38.1%, decline from last year’s third quarter.  Due to abnormally low levels of production during the current quarter, the Company directly expensed a portion of fixed overhead costs.

The product average selling price per pound in the third quarter of fiscal 2020 was $24.41, which is higher sequentially compared to the second quarter of fiscal 2020 and higher than last year’s third quarter.  The increase was primarily driven by favorable product mix and the impact of price increases.  The Company continues to pursue price increases in its high-value differentiated products.

Gross Profit Margin Trend Performance

The significant drop in volumes resulting from the COVID-19 pandemic compressed margins significantly in the third quarter of fiscal 2020.  Especially challenging is reducing spending commensurate with reductions in production volume in this environment.  In the third quarter, the Company charged $5.9 million directly to cost of goods sold for excess fixed overhead incurred due to abnormally low production levels that could not be capitalized into inventory.  Further, third quarter charges to cost of goods sold were incurred due to additional inventory reserves and separation costs related to workforce reduction measures.  Finally, additional margin compression occurred due to nickel prices dropping during the prior two quarters.

Backlog

The Company has experienced very low order entry levels attributable primarily to the global COVID-19 pandemic and its unprecedented impact on the economy, significant supply chain inventory reductions, continued trade tariffs, the significant drop in the oil prices, along with the continued grounding of the Boeing 737 MAX.  Backlog was $174.6 million at June 30, 2020, a decrease of $30.1 million, or 14.7%, from $204.7 million at March 31, 2020.  Backlog pounds at June 30, 2020 decreased sequentially during the third quarter of fiscal 2020 by 18.6% as compared to March 31, 2020.  The average selling price of products in the Company’s backlog increased to $30.95 per pound at June 30, 2020 from $29.54 per pound at March 31, 2020, reflecting a favorable change in product mix.  Visibility with respect to the remainder of fiscal 2020 and for the foreseeable future is limited due to the uncertainty surrounding the ultimate impact of COVID-19 and the mitigation measures that are being pursued by governmental authorities as well as factors mentioned in Volumes, Competition and Pricing.

Capital Spending

During the first nine months of fiscal 2020, capital investment was $7.1 million, and total planned capital expenditures for fiscal 2020 are expected to be between $9.0 and $10.0 million to allow for maintaining reliability within operations.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $278.5 million at June 30, 2020, a decrease of $4.0 million, or 1.4%, from $282.5 million at September 30, 2019. The decrease resulted primarily from accounts receivable decreasing $24.7 million, partially offset by accounts payable and accrued expenses decreasing by $15.6 million and inventory increasing by $5.1 million during the first nine months of fiscal 2020.  A strategic emphasis on reducing inventory has been implemented with the goal of generating cash.  During the third quarter of fiscal 2020 inventory was reduced $16.5 million and cash was increased by $13.1 million.

Liquidity

The Company had cash and cash equivalents of $65.5 million at June 30, 2020, inclusive of $11.0 million that was held by foreign subsidiaries in various currencies, compared to $31.0 million at September 30, 2019.  Additionally, the Company has borrowings against its line of credit outstanding of $30.0 million as of June 30, 2020, compared to zero borrowed as of September 30, 2019.

Net cash provided by operating activities in the first nine months of fiscal 2020 was $19.7 million compared to net cash provided by operating activities of $28.3 million in the first nine months of fiscal 2019, a decrease of $8.6 million.  Cash flow from operating activities in the first nine months of fiscal 2020 was adversely impacted by higher tax payments as compared to the same period of fiscal 2019, an increase in inventory as compared to a decrease in the same period of fiscal 2019, a decrease in accounts payable and accrued expenses as compared to an increase in the same period of fiscal 2019 and a net loss in the first nine months of fiscal 2020, as compared to net income in the same period of fiscal 2019.  These impacts were partially offset by a decrease in accounts receivable in the first nine months of fiscal 2020, as compared to an increase in the same period of fiscal 2019.

Net cash used in investing activities was $7.1 million in the first nine months of fiscal 2020 which was lower than cash used in investing activities of $7.3 million during the same period of fiscal 2019 due to lower additions to property, plant and equipment.

Net cash provided by financing activities was $21.8 million in the first nine months of fiscal 2020, primarily driven by the borrowing of $30.0 million against the revolving line of credit compared to cash used in financing activities of $(8.5) million during the same period of fiscal 2019.  This source of cash was partially offset by cash used in financing activities of $(8.3) million primarily attributable to dividends paid, which amount was comparable to the same period of fiscal 2019.  The Company did not receive any financial assistance from the government including any loan under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

The Company’s sources of liquidity for the next twelve months are expected to consist primarily of cash generated from operations, cash on hand and, if needed, additional borrowings under the U.S. revolving credit facility. At June 30, 2020, the Company had cash of $65.5 million and an outstanding balance of $30.0 million under its $120.0 million U.S. revolving credit facility with access to an additional $90.0 million, subject to a borrowing base formula and certain reserves.   Management believes that the resources described above will be sufficient to fund planned capital expenditures, any quarterly dividends as approved by the board and working capital requirements over the next twelve months.

The aforementioned Credit Facility matures in July 2021.  The Company expects to enter into new financing arrangements to meet its obligations as they become due, which management believes is probable based on current discussions with lenders and assessment of the current lending environment.  The Company believes that cash on hand, net cash provided by operations, and the entry into new financing arrangements will be sufficient to meet its obligations as they become due in the ordinary course of business for at least 12 months following the date these financial statements are issued.

Dividend Declared

On July 30, 2020, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 15, 2020 to stockholders of record at the close of business on September 1, 2020.  The aggregate cash payout based on current shares outstanding will be approximately $2.8 million.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

The Company continues to see elevated uncertainty across all its markets especially in the aerospace market with announced reductions in commercial aerospace build schedules combined with higher inventory levels in the supply chain.  The Company expects revenue in the fourth quarter of fiscal 2020 to be comparable to the third quarter of fiscal 2020 and the Company expects to continue to generate cash from cost reduction initiatives along with inventory reduction.  Earnings for the fourth quarter cannot be reliably estimated during this time of unprecedented market and economic conditions caused by COVID-19.  Further adverse market conditions may result in additional charges to earnings in future periods, including expenses for unfavorable fixed cost absorption, impairment charges, and valuation reserves on inventory or taxes.

COVID-19 Pandemic

In March 2020, the World Health Organization characterized the coronavirus (“COVID-19”) as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency.  The rapid spread of the pandemic, and the continuously evolving responses to combat it, have had an increasingly negative impact on the global economy and our business.

COVID-19 related disruptions continued to negatively impact the Company’s financial and operating results in the third quarter of fiscal 2020. In particular, the aerospace supply chain is currently absorbing significant downward adjustments to its forecasted demand.  Markets other than aerospace have also been depressed with uncertainty and tight cash management impacting customer ordering patterns. The Company has taken significant actions to position itself to manage through the current market disruption caused by COVID-19.  These measures include:

●	Implemented a 10% reduction in salaries of all members of the executive team and cash compensation of the Board of Directors. Discontinued monthly accruals for management incentive compensation.

●	A temporary shut-down of most of the Company’s production operations beginning the week of March 23, 2020, which impacted the last week of the second quarter and continued into the third quarter with operations resuming in mid-April in certain areas on a voluntary basis.

●	Furloughs implemented for certain production, maintenance and salaried employees. The primary objective is to minimize spending as sales volume declines

●	Eliminated approximately 60 salaried positions, implemented a global hiring freeze and eliminated annual merit increases for salaried employees.

●	Requiring most salaried employees to take one week of unpaid time off during the fourth quarter of fiscal 2020.

●	Significant focus on reducing discretionary spending as well as reviewing and prioritizing capital expenditures.

●	Focused on reducing inventory to line up with sales volumes. This inventory reduction strategy has and is expected to continue to generate cash.

The foregoing actions are expected to generate cost savings and cash benefits.

Earnings Conference Call

The Company will host a conference call on Friday, July 31, 2020 to discuss its results for the third quarter of fiscal 2020.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, July 31, 2020	Dial-In Numbers:	844-602-0380 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0970 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, July 31st at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, August 31, 2020. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	35651

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities

Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2020 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures, dividends and the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A of Part II of the Company’s Quarterly Report for the quarter ended June 30, 2020 and Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2020	2019	2020
Net revenues	$126,032	$80,576	$360,575	$300,592
Cost of sales	107,857	77,937	316,382	259,914
Gross profit	18,175	2,639	44,193	40,678
Selling, general and administrative expense	10,985	9,824	32,776	32,116
Research and technical expense	830	867	2,523	2,777
Operating income (loss)	6,360	(8,052)	8,894	5,785
Nonoperating retirement benefit expense	856	1,700	2,568	5,100
Interest income	(15)	(11)	(53)	(35)
Interest expense	231	417	756	964
Income (loss) before income taxes	5,288	(10,158)	5,623	(244)
Provision for (benefit from) income taxes	1,486	(2,061)	1,915	517
Net income (loss)	$3,802	$(8,097)	$3,708	$(761)
Net income (loss) per share:
Basic	$0.30	$(0.65)	$0.29	$(0.06)
Diluted	$0.30	$(0.65)	$0.29	$(0.06)
Weighted Average Common Shares Outstanding
Basic	12,450	12,475	12,443	12,470
Diluted	12,592	12,475	12,591	12,470

Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	June 30,
	2019	2020
ASSETS
Current assets:
Cash and cash equivalents	$31,038	$65,466
Accounts receivable, less allowance for doubtful accounts of $441 and $602 at September 30, 2019 and June 30, 2020, respectively	76,979	52,285
Inventories	258,802	263,885
Income taxes receivable	1,757	5,071
Other current assets	3,297	3,816
Total current assets	371,873	390,523
Property, plant and equipment, net	169,966	162,634
Deferred income taxes	34,132	31,669
Other assets	7,756	9,263
Goodwill	4,789	4,789
Other intangible assets, net	5,284	5,134
Total assets	$593,800	$604,012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,497	$19,986
Accrued expenses	18,833	17,710
Income taxes payable	—	279
Accrued pension and postretirement benefits	4,250	4,250
Revolving credit facilities	—	30,000
Deferred revenue—current portion	2,500	2,500
Total current liabilities	60,080	74,725
Long-term obligations (less current portion)	8,609	8,573
Deferred revenue (less current portion)	15,329	13,454
Deferred income taxes	2,016	2,052
Operating lease liabilities	—	1,984
Accrued pension benefits (less current portion)	101,812	96,879
Accrued postretirement benefits (less current portion)	109,679	111,221
Total liabilities	297,525	308,888
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,566,969 and 12,615,830 shares issued and 12,513,500 and 12,556,921 shares outstanding at September 30, 2019 and June 30, 2020, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	253,843	256,754
Accumulated earnings	125,296	129,408
Treasury stock, 53,469 shares at September 30, 2019 and 58,909 shares at June 30, 2020	(2,239)	(2,437)
Accumulated other comprehensive loss	(80,638)	(88,614)
Total stockholders’ equity	296,275	295,124
Total liabilities and stockholders’ equity	$593,800	$604,012

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2019	2020
Cash flows from operating activities:
Net income (loss)	$3,708	$(761)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	14,090	14,588
Amortization	205	150
Pension and post-retirement expense - U.S. and U.K.	6,733	10,342
Change in long-term obligations	—	(21)
Stock compensation expense	1,848	2,489
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	1,036	633
Loss on disposition of property	13	—
Change in assets and liabilities:
Accounts receivable	(5,044)	24,815
Inventories	2,470	(4,956)
Other assets	(409)	(20)
Accounts payable and accrued expenses	6,049	(15,929)
Income taxes	4,902	(3,041)
Accrued pension and postretirement benefits	(5,457)	(6,733)
Net cash provided by (used in) operating activities	28,269	19,681
Cash flows from investing activities:
Additions to property, plant and equipment	(7,316)	(7,142)
Net cash used in investing activities	(7,316)	(7,142)
Cash flows from financing activities:
Revolving credit facility borrowings	16,600	30,000
Revolving credit facility repayments	(16,600)	—
Dividends paid	(8,258)	(8,285)
Proceeds from exercise of stock options	215	422
Payment for purchase of treasury stock	(370)	(198)
Payments on long-term obligation	(106)	(140)
Net cash used in financing activities	(8,519)	21,799
Effect of exchange rates on cash	(191)	90
Increase (decrease) in cash and cash equivalents:	12,243	34,428
Cash and cash equivalents:
Beginning of period	9,802	31,038
End of period	$22,045	$65,466

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
(dollars in thousands)	2019	2019	2019	2020	2020
Net revenues	$126,032	$129,640	$108,453	$111,563	$80,576
Gross profit margin	18,175	21,310	18,743	19,296	2,639
Gross profit margin %	14.4%	16.4%	17.3%	17.3%	3.3%
Net income (loss)	3,802	6,037	3,268	4,068	(8,097)
Net income (loss) per share:
Basic	$ 0.30	$ 0.48	$ 0.26	$ 0.32	$ (0.65)
Diluted	$ 0.30	$ 0.48	$ 0.26	$ 0.32	$ (0.65)